Exhibit 10.66

FOURTH ALLONGE TO

8% SUBORDINATED NOTE

This Fourth Allonge (the “Fourth Allonge”), dated as of July 15, 2015, is attached to and forms a part of an 8% Subordinated Note, dated November 7, 2011 (collectively, the “Note”), made by Digital Ally, Inc., a Nevada corporation (the “Company”), payable to the order of _____________________________ (the “Holder”), in the original principal amount of $1,000,000. The Note was amended by an Allonge, dated July 24, 2012, a Second Allonge, dated December 4, 2013, and a Third Allonge, dated May 27, 2015. This Fourth Allonge amends the Note and the previous Allonges.

1. Paragraph 3 of the Note is hereby amended and restated in its entirety as follows:

Maturity Date and Pre-Payments. This Note shall be due and payable in full, including all accrued Interest thereon, on August 15, 2015 (the “Maturity Date”). At any time prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, without penalty. The Company will give to Holder ten (10) days’ written notice of its intent to prepay this Note. On such prepayment date, the Company will pay in respect of this Note in cash the principal amount being prepaid plus accrued Interest.

In all other respects, the Note is confirmed, ratified, and approved and, as amended by this Fourth Allonge, shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Holder have caused this Fourth Allonge to be executed and delivered as of the date and year first above written.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Its:	Chairman, President and CEO

THE HOLDER: